EXHIBIT 10.38
BRADY CORPORATION
2012 OMNIBUS INCENTIVE STOCK PLAN
I. INTRODUCTION
1.01 Purpose. This plan shall be known as the Brady Corporation 2012 Omnibus Incentive Stock Plan. The purpose of the Plan is to provide an incentive for directors and employees of Brady Corporation and its Affiliates to improve corporate performance on a long-term basis, and to attract and retain directors and employees by enabling them to participate in the future successes of the Corporation, and by associating the long term interests of directors and employees with those of the Corporation and its shareholders. It is intended that the Plan and its operation comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule). The Plan is intended to permit the grant of Nonqualified Stock Options, Incentive Stock Options, shares of Restricted Stock, Restricted Stock Units and shares of Unrestricted Stock. The proceeds received by the Corporation from the sale of Corporation Stock pursuant to the Plan shall be used for general corporate purposes.
1.02 Effective Date. The effective date of the Plan shall be September 1, 2011, subject to approval of the Plan by holders of a majority of the outstanding voting common stock of the Corporation. Any Award granted prior to such shareholder approval shall be expressly conditioned upon shareholder approval of the Plan.
1.03 Effect on Prior Plan. After December 31, 2011, no further awards or grants will be made under the Brady Corporation 2010 Omnibus Incentive Stock Plan or the 2010 Stock Option Plan for Non-Employee Directors.
II. PLAN DEFINITIONS
For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:
(a)	“Administrator” means the administrator as described in Section 4.01.

(b)	“Affiliates” means any “subsidiary corporation” or “parent corporation” as such terms are defined in Section 424 of the Code.

(c)	“Agreement” means a written agreement (including any amendment or supplement thereto) between the Corporation and a Participant specifying the terms and conditions of an Award.

(d)	“Award” shall mean the grant of any form of Stock Option, Restricted Stock, Restricted Stock Units or Unrestricted Stock.

(e)	“Board” shall mean the Board of Directors of the Corporation.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g)	“Committee” shall mean the committee described in Section 4.01.

(h)	“Corporation” shall mean Brady Corporation, a Wisconsin corporation.

(i)	“Corporation Stock” shall mean the Corporation’s Class A Non-Voting Common Stock, $.01 par value, and such other stock and securities as may be substituted therefor pursuant to Section 3.02.

(j)	“Eligible Individual” shall mean any director or regular salaried employee of the Corporation or an Affiliate, who satisfies the requirements of Section 5.01.

(k)	“Exercise Period” shall mean the period of time provided pursuant to Section 6.05 within which a Stock Option may be exercised.

(l)
“Fair Market Value” on any date shall mean, with respect to Corporation Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the average of the high and low sale prices recorded in composite transactions for such date (rounding up to the nearest cent) or, if such date is not a business day or if no sales of Corporation Stock shall have been reported with respect to such date, the next preceding business date with respect to which sales were reported. In the absence of reported sales or if the stock is not so listed or quoted, but is traded in the over-the-counter market, Fair Market Value shall be the average of the closing bid and asked prices for such shares on the relevant date.

(m)	“Participant” means an Eligible Individual who has been granted an Award under this Plan.

(n)
“Performance Goals” means the performance goals established by the Administrator prior to the grant of any Award of Stock Options, Restricted Stock or Restricted Stock Units intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Performance Goals may be established at the Company or business unit level and may be based upon the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: revenue, expenses, net income (pre-tax or after-tax), earnings per share, return on equity, return on assets, return on tangible book value, operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), loss ratio, expense ratio, increase in stock price, total shareholder return, economic value added and operating cash flow. The Administrator may establish other subjective or objective performance goals, including individual goals, which it deems appropriate. In measuring the degree of attainment of a Performance Goal, Unusual and Unforeseen Charges may be included or excluded as determined by the Administrator in its discretion or as otherwise provided in an Award Agreement. “Unusual and Unforeseen Charges” may include but are not limited to any one of the following events creating positive or negative adjustments to the attainment of a performance metric so long as the inclusion or exclusion would not jeopardize the status of the compensation as “performance-based compensation” under Section 162(m) of the Code: (i) restructurings, discontinued operations, impairment of goodwill or long-lived assets, follow on stock offerings, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management, (iii) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles, (iv) changes in tax regulations or laws, or (v) the effect of a merger or acquisition.

(o)	“Person” means any individual or entity, and the heirs, personal representatives, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

(p)	“Plan” shall mean the Brady Corporation 2012 Omnibus Incentive Stock Plan, as set forth herein, as it may be amended from time to time.

(q)	“Restricted Stock” means shares of Corporation Stock granted to a Participant under Article VII.

(r)	“Restricted Stock Unit” means an Award granted to a Participant under Article VIII.

(s)
“Stock Option” means an option to purchase a stated number of shares of Corporation Stock at the price set forth in an Agreement. A Stock Option may be either a Nonqualified Stock Option or an Incentive Stock Option.

(t)	“Unrestricted Stock” means shares of Corporation Stock granted to a Participant under Article IX.
III. SHARES SUBJECT TO AWARD
3.01 Available Shares. Subject to adjustments under Section 3.02, the total number of shares of Corporation Stock authorized for issuance shall not exceed five million five hundred thousand (5,500,000) shares, all of which may be issued in the form of ISOs. No individual may be granted an Award or Awards under the Plan covering more than five hundred thousand (500,000) shares of Corporation Stock in any calendar year (determined without regard to grants under any other plan or program). The shares authorized for issuance under the Plan may consist, in whole or in part, of authorized but unissued Corporation Stock, or of treasury stock of the Corporation. Shares subject to and not issued under an Award that expires, terminates, is canceled or forfeited for any reason under the Plan shall again become available for the granting of Awards.

3.02 Changes in Corporation Stock. In the event of any change in the Corporation Stock resulting from a reorganization, recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction, the Administrator shall proportionately and appropriately adjust: (a) the aggregate number and kind of shares authorized for issuance under the Plan; and (b) in the case of previously-granted Stock Options, the option price and the number and kind of shares subject to the Stock Options, without any change in the aggregate purchase price to be paid for the Stock Options.
IV. ADMINISTRATION
4.01 Administration. For purposes of the power to grant Awards to directors, the Administrator shall consist of the entire Board, which may delegate any or all of its authority to a committee of the Board. For purposes of the power to grant Awards to employees, the Administrator shall be a committee designated by the Board to administer the Plan and shall initially be the Compensation Committee of the Board. The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule) and Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a majority vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.
4.02 Administrator Powers. Subject to Section 11.06, the Administrator is empowered to adopt, amend and rescind such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any Award theretofore granted. The Administrator shall also have authority to interpret the Plan, and the decision of the Administrator on any questions concerning the interpretation of the Plan shall be final and conclusive. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. The Administrator shall not incur any liability for any action taken in good faith with respect to the Plan or any Award.
Subject to the provisions of the Plan, the Administrator shall have full and final authority to:
(a)	designate the Eligible Individuals to whom Awards shall be granted;

(b)	grant Awards in such form and amount as the Administrator shall determine;

(c)
impose such limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate, including conditions (in addition to those contained in this Plan) (i) on the exercisability of all or any portion of a Stock Option, (ii) on the transferability or forfeitability of Restricted Stock or (iii) requiring an Eligible Individual to retain all or a portion of the Corporation Stock for a period of time following the exercise of a Stock Option, the vesting of Restricted Stock or the payment of Restricted Stock Units;

(d)	prescribe the form of Agreement with respect to each Award;

(e)
waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Administrator shall deem appropriate (including accelerating the time at which any Stock Option may be exercised or the time at which Restricted Stock may become transferable or nonforfeitable);

(f)
make adjustments in the terms and conditions of a Performance Goal in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, provided that no such adjustment shall be authorized to the extent that such adjustment would be inconsistent with the Plan’s or any Performance Award meeting the requirements of Section 162(m) of the Code; and

(g)	determine the extent to which leaves of absence for governmental or military service, illness, temporary disability and the like shall not be deemed interruptions of continuous service.
V. PARTICIPATION
5.01 Eligibility. Any director or employee of the Corporation and its Affiliates who, in the sole opinion of the Administrator, has contributed or can be expected to contribute to the profits, growth and success of the Corporation shall be eligible for Awards under the Plan. From among all such Eligible Individuals, the Administrator shall determine from time to time those Eligible Individuals to whom Awards shall be granted. No Eligible Individual shall have any right whatsoever to receive an Award unless so determined by the Administrator.
5.02 No Employment or Service Rights. The Plan shall not be construed as conferring any rights upon any person for a continuation of employment or service, nor shall it interfere with the rights of the Corporation or any Affiliates to terminate the employment or service of any person or to take any other action affecting such person.
VI. STOCK OPTIONS
6.01 Stock Options; General. Stock Options granted under the Plan shall be in the form of Nonqualified Stock Options (“NSOs”), Incentive Stock Options (“ISOs”) or a combination thereof; provided that incentive stock options may only be granted to individuals who are employed by the Corporation or an Affiliate. Each Stock Option granted under the Plan shall be evidenced by an Agreement which shall contain the terms and conditions required by this Article VI, and such other terms and conditions, not inconsistent herewith, as the Administrator may deem appropriate in each case. A Stock Option granted under the Plan shall not be treated as an Incentive Stock Option unless the Stock Option Agreement specifically designates the option as an Incentive Stock Option.

6.02 Stock Option Holder’s Rights as a Shareholder. The holder of a Stock Option shall not have any rights as a shareholder with respect to the shares covered by a Stock Option until such shares have been delivered to him or her.
6.03 Option Price. The price at which each share of Corporation Stock covered by a Stock Option may be purchased shall be not less than 100% of the Fair Market Value of such stock on the date on which the option is granted. The option price shall be subject to adjustment as provided in Section 3.02 hereof.
6.04 Date Stock Option Granted. For purposes of the Plan, a Stock Option shall be considered as having been granted on the date on which the Administrator authorized the grant of the Stock Option except where the Administrator has designated a later date, in which event the later date shall constitute the date of grant of the Stock Option; provided, however, that notice of the grant of the Stock Option shall be given to the Participant within a reasonable time.
6.05 Exercise Period. The Administrator shall have the power to set the time or times within which each Option shall be exercisable, and to accelerate the time or times of exercise; provided, however, that no Stock Option shall be exercisable after the expiration of ten (10) years from the date the Stock Option is granted. Each Agreement with respect to a Stock Option shall state the period or periods of time within which the Stock Option may be exercised by the Participant, in whole or in part.
Subject to the foregoing, unless the Agreement with respect to a Stock Option expressly provides otherwise, a Stock Option shall be exercisable in accordance with the following schedule:

Years After
Date of Grant	Percentage of Shares

Less than 1	0%

1 but less than 2	33-1/3%

2 but less than 3	66-2/3%

3 or more	100%
6.06 Method of Exercise. Subject to Section 6.05, each Stock Option may be exercised in whole or in part from time to time as specified in the Agreements provided, however, that each Participant may exercise a Stock Option in whole or in part by giving written notice of the exercise to the Corporation, specifying the number of shares to be purchased by payment in full of the purchase price therefor. The purchase price may be paid (a) in cash, (b) by check, (c) with the approval of the Administrator, or if the applicable Agreement so provides, by delivering shares of Corporation Stock (“Delivered Stock”), (d) by surrendering to the Corporation shares of Corporation Stock otherwise receivable upon exercise of the Stock Option (a “Net Exercise”), or (e) any combination of the foregoing. For purposes of the foregoing, Delivered Stock shall be valued at its Fair Market Value determined as of the business day immediately preceding the date of exercise of the Stock Option and shares of Corporation Stock used in a Net Exercise shall be valued at their Fair Market Value determined as of the date of exercise of the Stock Option. No Participant shall be under any obligation to exercise any Stock Option hereunder.

6.07 Dissolution or Liquidation. Anything contained herein to the contrary notwithstanding, on the effective date of any dissolution or liquidation of the Corporation, any unexercised Stock Options shall be deemed cancelled, and the holder of any such unexercised Stock Options shall be entitled to receive payment under Section 12.04.
6.08 Special Rules for Incentive Stock Options. For so long as Section 422 ( or any successor provision) of the Code so provides:
(a)
The aggregate Fair Market Value of Corporation Stock (determined as of the date the stock option is granted) with respect to which ISOs are exercisable for the first time during a calendar year may not exceed $100,000. To the extent that the value of the stock subject to options exceeds that amount, the excess shall be considered to be NSOs, with the determination to be made in the order the options are granted.

(b)
Employees who own, directly or indirectly, within the meaning of Code Section 425(d), more than 10% of the voting power of all classes of stock of the Corporation or any parent or subsidiary corporation shall not be eligible to receive an ISO hereunder unless the purchase price per share under such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five (5) years from the date such option is granted

(c)
To obtain favorable ISO tax treatment, the option must be exercised while the Participant is an employee, or within three months after the Participant’s termination as an employee; provided that, in the case of termination on account of disability (as defined in Section 22(e)(3) of the Code), the exercise period may be extended to one year; and further provided that the employment requirement is waived in the case of the participant’s death.

VII. RESTRICTED STOCK
7.01 Administration. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be made, the number of shares to be granted, the time or times within which such Awards may be subject to forfeiture or otherwise restricted and any other terms and conditions of the Awards. The restrictions may be based upon specified Performance Goals, the Participant’s continued service with the Corporation or its Affiliates or such other factors or criteria as the Administrator shall determine. Subject to Sections 7.02 and 7.03 hereof the provisions of Restricted Stock Awards need not be the same with respect to each recipient.

7.02 Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:
(a)
Any Restricted Stock Award granted hereunder may be evidenced in such manner as the Administrator may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

(b)	Until the applicable restrictions lapse, the Participant shall not be permitted to sell, assign, transfer, exchange, pledge, hypothecate or otherwise dispose of or encumber shares of Restricted Stock.

(c)
Unless and until a forfeiture of the Restricted Stock, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Corporation, including the right to vote the shares (if applicable) and the right to receive any cash dividends. Unless otherwise determined by the Administrator, cash dividends shall be automatically paid in cash and dividends payable in Corporation Stock shall be paid in the form of additional Restricted Stock.

(d)
Except to the extent otherwise provided in the applicable Restricted Stock Agreement and (e) below, all shares still subject to restriction shall be forfeited by the Participant upon termination of a Participant’s service for any reason.

(e)
In the event of hardship or other special circumstances of a Participant whose service is involuntarily terminated (other than for cause), the Administrator may waive in whole or in part any or all remaining restrictions with respect to such Participant’s shares of Restricted Stock.

(f)	If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Participant.

(g)	Each Award shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.
VIII. RESTRICTED STOCK UNITS
8.01 Administration. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock Units will be made, the number of units to be granted, the time or times within which such Awards may be subject to forfeiture or otherwise restricted and any other terms and conditions of the Awards. The restrictions may be based upon specified Performance Goals, the Participant’s continued service with the Corporation or its Affiliates or such other factors or criteria as the Administrator shall determine. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

8.02 Form and Timing of Payment of Restricted Stock Units. Timing of payment of earned Restricted Stock Units shall be determined by the Administrator at its sole discretion. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash or in shares of Corporation Stock (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units.
IX. UNRESTRICTED STOCK
9.01 Administration. Shares of Unrestricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Individuals to whom and the time or times at which grants of Unrestricted Stock will be made, the number of shares to be granted, and any other terms and conditions of the Awards. It is anticipated that shares of Unrestricted Stock will only be granted to directors.
X. WITHHOLDING TAXES
10.01 General Rule. Pursuant to applicable federal and state laws, the Corporation is or may be required to collect withholding taxes upon the exercise of a Stock Option or the lapse of stock restrictions. The Corporation may require, as a condition to the exercise of a Stock Option or the issuance of a stock certificate, that the Participant concurrently pay to the Corporation (either in cash or, at the request of Participant, but subject to such rules and regulations as the Administrator may adopt from time to time, in shares of Delivered Stock) the entire amount or a portion of any taxes which the Corporation is required to withhold by reason of such exercise or lapse of restrictions, in such amount as the Administrator or the Corporation in its discretion may determine. If and to the extent that withholding of any federal, state or local tax is required in connection with the exercise of an Option or the lapse of stock restrictions, the Participant may, subject to such rules and regulations as the Corporation may adopt from time to time, elect to have the Corporation hold back from the shares to be issued upon the exercise of the Stock Option or the lapse of stock restrictions, the number of shares of Corporation Stock having a Fair Market Value equal to such withholding obligation.
10.02 Special Rule for Insiders. Any such request or election (to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (an “Insider”) shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
XI. GENERAL
11.01 Nontransferability. No Award granted under the Plan shall be transferable or assignable (or made subject to any pledge, lien, obligation or liability of a Participant) except by last will and testament or the laws of descent and distribution. Upon a transfer or assignment pursuant to a Participant’s last will and testament or the laws of descent and distribution, any Stock Option must be transferred in accordance therewith. During the Participant’s lifetime, Stock Options shall be exercisable only by the Participant or by the Participant’s guardian or legal representative. Notwithstanding the foregoing, NSOs may be transferred by a Participant to the Participant’s spouse, children or grandchildren or to a trust for the benefit of such spouse, children or grandchildren; provided that the terms of any such transfer prohibit the resale of shares acquired upon exercise of the option at a time during which the transferor would not be permitted to sell such shares under the Corporation’s policy on trading by insiders.

11.02 General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Stock Option or the issue or purchase of securities thereunder, such Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee. The Administrator shall have the right to rely on an opinion of its counsel as to whether any such listing, registration, qualification, consent or approval shall have been effected or obtained.
11.03 Effect of Termination of Service, Disability or Death. Except as otherwise provided by the Administrator upon any Award, all rights under any Stock Option granted to a Participant shall terminate and any Restricted Stock or Restricted Stock Unit granted to a Participant shall be forfeited on the date such Participant’s service with the Corporation or its subsidiaries terminates, except that
(a)
if the Participant’s service is terminated by the death of the Participant, any unexercised, unexpired Stock Options granted hereunder to the Participant shall be 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of death, by the Participant’s personal representative or by the person to whom the Stock Options are transferred under the Participant’s last will and testament or the applicable laws of descent and distribution;

(b)
if the Participant dies within 90 days after termination of service by the Corporation or its Affiliates, other than for cause, any unexercised, unexpired Stock Options granted hereunder to the Participant and exercisable as of the date of such termination of service shall be exercisable, in whole or in part, at any time within one year after the date of death, by the Participant’s personal representative or by the person to whom the Stock Options are transferred under the Participant’s last will and testament or the applicable laws of descent and distribution;

(c)
if the Participant’s service is terminated as a result of the disability of the Participant (a disability means that the Participant is disabled as a result of sickness or injury, such that he or she is unable to satisfactorily perform the material duties of his or her job, as determined by the Board of Directors, on the basis of medical evidence satisfactory to it), any unexercised, unexpired Stock Options granted hereunder to the Participant shall become 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of disability;

(d)
Notwithstanding (a), (b), or (c) if a director’s service terminates for any reason after serving on the Board for at least three years or an employee’s service is terminated as a result of the Participant’s retirement (after age 55 with ten years of service with the Corporation or an Affiliate or after age 65), any unexercised, unexpired Stock Options granted hereunder to the Participant shall continue to vest as provided in Section 6.05 hereof and any Stock Option that is or becomes vested may be exercised in whole or in part prior to the expiration date of such Stock Option; and

(e)
if the Participant’s service is terminated by the Company or an Affiliate for any reason other than the Participant’s death, disability or retirement of the Participant or for cause, any unexercised, unexpired Stock Options granted hereunder and exercisable as of the date of such termination of service shall be exercisable in whole or in part at any time within 90 days after such date of termination.

If a Participant’s service is terminated for cause (as determined by the Administrator in its sole discretion), all of the Participant’s unexercised Stock Options shall expire and all of the Participant’s Restricted Stock and Restricted Stock Units shall be forfeited. Notwithstanding the foregoing, no Stock Option shall be exercisable after the date of expiration of its term.
11.04 Merger, Consolidation or Reorganization. In the event of (a) the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, (b) the adoption of any plan for the dissolution of the Corporation, or (c) the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, all then-unexercised Stock Options shall become fully exercisable, and all restrictions imposed on any then-Restricted Stock and Restricted Stock Units shall terminate (such that any Restricted Stock shall become fully transferable) immediately prior to any such merger or consolidation in which the Corporation is not the surviving corporation. The Administrator may elect to cancel any then-unexercised Stock Options. If any Stock Option is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Participant an amount of cash or stock, as determined by the Administrator, equal to the Fair Market Value per share of the Corporation Stock immediately preceding such cancellation over the option price, multiplied by the number of shares subject to such cancelled Stock Option.
11.05 Expiration and Termination of the Plan. This Plan shall remain in effect until all of the Awards made under the Plan have been exercised, the restrictions thereon have lapsed or the Awards have expired, terminated, or been canceled or forfeited. Notwithstanding the foregoing, no Awards shall be granted under the Plan, after that date which is ten years after the Plan is approved by the Board; or such earlier date as the Board determines in its sole discretion.
11.06 Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Participant’s consent any Award theretofore granted under the Plan or deprive any Participant of any shares of Corporation Stock which he may have acquired through or as a result of the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3.

11.07 Wisconsin Law. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.
11.08 Unfunded Plan. The Plan, insofar as it provides for Awards, shall be unfunded and the Corporation shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Any liability of the Corporation to any Person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.
11.09 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.
11.10 Gender and Number. Except when otherwise required by the context, words in the masculine gender shall include the feminine, the singular shall include the plural, and the plural the singular.
11.11 Deferral. The Administrator may, in its discretion and as provided in the applicable Award Agreement, permit a Participant to defer the recognition of income with respect to an Award pursuant to the terms of any deferred compensation plan maintained by the Corporation.
11.12 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Agreements shall be interpreted and applied by the Administrator in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Agreement is determined by the Administrator to not comply with the applicable requirements of Section 409A of the Code, the Administrator shall have the authority to take such actions and to make such changes to the Plan or an Agreement as the Administrator deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant.